Scientific Games Reports Third Quarter 2019 Results

Revenue Rose 4% Driven By Growth Across All Segments

Deleveraging Continues on Target

LAS VEGAS, Nov. 7, 2019 /PRNewswire/ -- Scientific Games Corporation (NASDAQ: SGMS) ("Scientific Games," "SGC" or the "Company") today reported results for the third quarter ended September 30, 2019.

Third Quarter 2019 Financial Highlights:

  Third quarter revenue rose 4 percent to $855 million, up from $821 million in the year ago period. The growth was achieved across every business segment.
  Net income was $18 million compared to a net loss of $352 million in the prior year period. Net income was driven by growth in revenue and a $19 million gain on remeasurement of Euro denominated debt versus a $4 million loss in the prior year period. The prior year period included $339 million in restructuring and other charges primarily related to the verdict in the Shuffle Tech legal matter.
  Consolidated Adjusted EBITDA ("Consolidated AEBITDA"), a non-GAAP financial measure, increased 6 percent to $344 million from $326 million in the prior year period, primarily driven by higher revenues and business improvements.
  Net cash provided by operating activities was $141 million compared to $223 million in the year ago period, primarily due to a $48 million change in the timing of interest payments and an increase in receivables driven by higher game sales and the timing of collections throughout the quarter.
  Free cash flow, a non-GAAP financial measure, was $53 million. Net debt, a non-GAAP financial measure, decreased $50 million sequentially to $8.6 billion at quarter end ($9 billion in face value of debt outstanding less $363 million of cash and cash equivalents). Net debt leverage ratio, a non-GAAP financial measure, decreased to 6.4x. The company is targeting net debt leverage of approximately 5.5x by the end of 2020.

Barry Cottle, President and Chief Executive Officer of Scientific Games, said, "Each of our business segments is growing on both the top and bottom line, enabling us to continue on our path to 5.5x net debt leverage by the end of 2020. We showcased our great games and products at G2E which demonstrated our industry leading position as a one-stop solution across platforms and key content. This positioning will allow us to enhance partner operations, grow in existing markets and win in emerging markets."

Michael Quartieri, Chief Financial Officer of Scientific Games, added, "Our products grew the top-line, and operating leverage was driven by business improvements. We believe there are a number of avenues for further growth driven by share gains and new market opportunities. We remain firmly committed to maximize cash flows and delever our balance sheet."

SUMMARY CONSOLIDATED RESULTS

($ in millions)	Three Months Ended September 30,
	2019	2018
Revenue	$855	$821
Net income (loss)	18	(352)
Net cash provided by operating activities(1)	141	223
Capital expenditures	75	93

Non-GAAP Financial Measures(2)
Consolidated AEBITDA	$344	$326
Consolidated AEBITDA margin	40%	40%
Free cash flow	$53	$122

Balance Sheet Measures	As of September 30, 2019	As of December 31, 2018
Cash and cash equivalents	$363	$168
Principal face value of debt outstanding(3)	8,960	9,219
Available liquidity	1,121	439

(1) The three months ended September 30, 2019 and 2018 include a $15 million and $63 million favorable change, respectively, in accrued interest due to refinancing transactions. The three months ended September 30, 2019 include approximately $3 million of payments related to contingent acquisition consideration.

(2) The financial measures "Consolidated AEBITDA", "Consolidated AEBITDA margin", and "free cash flow" are non-GAAP financial measures defined below under "Non-GAAP Financial Measures" and reconciled to the most directly comparable GAAP measures in the accompanying supplemental tables at the end of this release.

(3) Principal face value of outstanding 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes. Euro to USD exchange rates at issuance and as of September 30, 2019 were 1.24 and 1.10, respectively, resulting in an $85 million adjustment increasing the 2019 principal face value of debt outstanding presented above. Additionally, the 2019 principal face value excludes $11 million in finance lease obligations and proceeds received from transactions completed in 2018, which are presented as debt.

BUSINESS SEGMENT HIGHLIGHTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2019

($ in millions)	Revenue				AEBITDA				AEBITDA Margin
	2019	2018	$	%	2019	2018	$	%	2019	2018	PP Change(2)
Gaming	$454	$448	6	1%	$226	$233	(7)	(3)%	50%	52%	(2)
Lottery	220	207	13	6%	99	92	7	8%	45%	44%	1
SciPlay (1)	116	105	11	11%	32	24	8	35%	28%	23%	5
Digital	65	61	4	7%	17	12	5	42%	26%	20%	6

PP - percentage points.

(1) As a result of the initial public offering of a minority interest in SciPlay and starting with the first quarter of 2019, we changed the calculation of SciPlay AEBITDA, which now reflects intercompany charges for corporate services and certain royalties paid for by SciPlay to other segments or to Corporate. SciPlay information for the prior comparable period has been recast to reflect these changes.

(2) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.

Key Highlights vs. Third Quarter 2018

  Gaming machine sales - total new unit shipments in the U.S. and Canada increased 10% due to continued strong demand for the Twinstar J43 and momentum in the Twinstar Wave XL cabinet. U.S. and Canadian replacements units increased 24% excluding units from a strategic long-term relationship entered into in Oklahoma in the prior year. Openings and expansion units increased by over 600 units driven by strong sales into Illinois and a new opening in California.
  Gaming operations - total gaming operations revenues decreased by $1 million sequentially. The U.S. and Canadian installed base decreased 547 units sequentially from the removal and convert to sale of some low fee per day machines. International gaming operations revenue increased driven by strength in the Europe, Middle East, and Africa (EMEA) region offsetting the anticipated removal of machines in the U.K.
  Gaming systems revenue was higher due to growth in maintenance and services revenue from existing systems.
  Table Products continued to grow with revenue up $8 million from the prior year period to $60 million on continued strength in the business.
  Lottery awarded multiple long-term contracts including being named the exclusive supplier to the joint venture operating the Turkey National Lottery and the exclusive terminal hardware partner to Sisal in Italy. In early October, the Florida Lottery selected Scientific Games as its primary instant games provider through 2027, continuing a more than 30-year partnership.
  Lottery systems revenue was $5 million higher primarily related to hardware sales as part of a recent award of a 10-year sports betting contract in Turkey.
  Lottery instant products revenue was $8 million higher with strength both domestically and internationally.
  SciPlay revenue increased 11%, which exceeded the market rate of growth. The growth was driven by increased monetization of paying players, with ARPDAU up 9% to $0.47.
  Digital revenue increased 7% and AEBITDA increased 42%. Received the Digital Product of the Year prize at the Global Gaming Awards 2019 for OpenSports, our end-to-end sports betting product suite, for the second consecutive year.

LIQUIDITY

($ in millions)	Three Months Ended September 30,
	2019	2018	Increase / (Decrease)
Net income (loss)	$18	$(352)	$370
Non-cash adjustments included in net loss	149	184	(35)
Non-cash interest	6	7	(1)
Changes in deferred income taxes and other	—	4	(4)
Distributed earnings from equity investments	2	5	(3)
Change in legal reserves	—	310	(310)
Changes in working capital accounts	(34)	65	(99)
Net cash provided by operating activities	$141	$223	$(82)

  Net cash provided by operating activities was $141 million compared to $223 million in the year ago period, primarily due to a $48 million change in the timing of interest payments and an increase in receivables driven by higher game sales and the timing of collections throughout the quarter.
  Free cash flow, a non-GAAP financial measure defined below, was $53 million compared to$122 million in the prior year period.
  The Company made voluntary debt repayments of $45 million and $10 million in mandatory amortization of its term loans.
  Available liquidity totaled $1,121 million compared to $439 million at year end 2018.
  In November 2019, the Company received commitments from some of its revolving lenders to extend approximately $600 million of commitments under the existing revolving credit facility for a five-year period. The Company is still in discussions with other lenders regarding potential additional extended revolver commitments.
  Capital expenditures totaled $75 million, compared to $93 million in the prior year period. For 2019, the Company now expects capital expenditures will be $295-$315 million, which is lower than the prior range of $340-$360 million.

Earnings Conference Call

Scientific Games executive leadership will host a conference call on Thursday, November 7, 2019, at 4:15 pm. EST to review the Company's third quarter results. To access the call live via a listen-only webcast and presentation, please visit http://www.scientificgames.com/investors/events-presentations/ and click on the webcast link under the Investor Information section. To access the call by telephone, please dial: +1 (412) 317-5420 (U.S. and International) and ask to join the Scientific Games Corporation call. A replay of the webcast will be archived in the Investors section on www.scientificgames.com.

About Scientific Games

Scientific Games Corporation (NASDAQ: SGMS) is the world leader in offering customers a fully integrated portfolio of technology platforms, robust systems, engaging content and services. The Company is the global leader in technology-based gaming systems, digital real-money gaming and sports betting platforms, table games, table products and instant games, and a leader in products, services and content for gaming, lottery and social gaming markets. Scientific Games delivers what customers and players value most: trusted security, creative entertaining content, operating efficiencies and innovative technology.

You can access our filings with the SEC through the SEC website at www.sec.gov or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at www.scientificgames.com/investors/, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC's Regulation Fair Disclosure (Reg FD). The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed "filed" under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Media Relations	Investor Relations
Susan Cartwright +1 702-532-7981	Trent Kruse +1 702-532-7641
Vice President, Corporate Communications susan.cartwright@scientificgames.com	Senior Vice President, Investor Relations trent.kruse@scientificgames.com

All ® notices signify marks registered in the United States. © 2019 Scientific Games Corporation. All Rights Reserved.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue:
Services	$452	$439	$1,368	$1,315
Product sales	255	240	731	721
Instant products	148	142	438	442
Total revenue	855	821	2,537	2,478

Operating Expenses:
Cost of services(1)	133	124	401	371
Cost of product sales(1)	115	110	333	335
Cost of instant products(1)	69	67	211	208
Selling, general and administrative	175	170	535	515
Research and development	47	50	142	153
Depreciation, amortization and impairments	162	166	497	527
Restructuring and other	11	339	24	424
Total operating expenses	712	1,026	2,143	2,533
Operating income (loss)	143	(205)	394	(55)
Other (expense) income:
Interest expense	(146)	(147)	(447)	(448)
Earnings from equity investments	4	4	17	16
Loss on debt financing transactions	—	—	(60)	(93)
Gain (loss) on remeasurement of debt	19	(4)	21	29
Other (expense) income, net	(5)	—	2	(2)
Total other expense, net	(128)	(147)	(467)	(498)
Net income (loss) before income taxes	15	(352)	(73)	(553)
Income tax benefit (expense)	3	—	(8)	(6)
Net income (loss)	18	(352)	(81)	(559)
Less: Net income attributable to noncontrolling interest	4	—	6	—
Net income (loss) attributable to SGC	$14	$(352)	$(87)	$(559)
Basic and diluted net income (loss) attributable to SGC per share:
Basic	$0.15	$(3.85)	$(0.94)	$(6.15)
Diluted	$0.15	$(3.85)	$(0.94)	$(6.15)

Weighted average number of shares used in per share calculations:
Basic shares	93	91	93	91
Diluted shares	94	91	93	91

(1) Excludes depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30,	December 31,
	2019	2018
Assets:
Cash and cash equivalents	$363	$168
Restricted cash	46	39
Accounts receivable, net	636	599
Notes receivable, net	123	114
Inventories	257	216
Prepaid expenses, deposits and other current assets	226	233
Total current assets	1,651	1,369

Restricted cash	12	13
Notes receivable, net	52	40
Property and equipment, net	516	547
Operating lease right-of-use assets	107	—
Goodwill	3,251	3,280
Intangible assets, net	1,579	1,809
Software, net	270	285
Equity investments	266	298
Other assets	203	77
Total assets	$7,907	$7,718

Liabilities and Stockholders' Deficit:
Current portion of long-term debt	$288	$45
Accounts payable	253	225
Accrued liabilities	504	477
Total current liabilities	1,045	747

Deferred income taxes	106	108
Operating lease liabilities	91	—
Other long-term liabilities	308	334
Long-term debt, excluding current portion	8,482	8,992
Total stockholders' deficit(1)	(2,125)	(2,463)
Total liabilities and stockholders' deficit	$7,907	$7,718

(1) Includes $98 million in noncontrolling interest as of September 30, 2019.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income (loss)	$18	$(352)	$(81)	$(559)
Adjustments to reconcile net income (loss) to cash provided by operating activities	157	196	597	678
Changes in working capital accounts, net of effects of acquisitions	(34)	375	(120)	237
Changes in deferred income taxes and other	—	4	7	—
Net cash provided by operating activities	141	223	403	356

Cash flows from investing activities:
Capital expenditures	(75)	(93)	(207)	(293)
Acquisitions of businesses and assets, net of cash acquired	—	—	—	(274)
Distributions of capital from equity investments	—	1	18	24
Additions to equity method investments	—	(1)	(1)	(76)
Net cash used in investing activities	(75)	(93)	(190)	(619)

Cash flows from financing activities:
Payments of long-term debt, net of proceeds	(55)	(122)	(308)	(30)
Repayment of assumed NYX debt	—	—	—	(288)
Payments of debt issuance and deferred financing and offering costs	(1)	—	(24)	(39)
Net proceeds from issuance of SciPlay's common stock	—	—	342	—
Payments on license obligations	(13)	(8)	(26)	(22)
Sale of future revenue	—	—	11	—
Net redemptions of common stock under stock-based compensation plans and other	1	(3)	(6)	(24)
Net cash used in financing activities	(68)	(133)	(11)	(403)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	1	(1)	(2)
(Decrease) increase in cash, cash equivalents and restricted cash	(4)	(2)	201	(668)
Cash, cash equivalents and restricted cash, beginning of period	425	168	220	834
Cash, cash equivalents and restricted cash, end of period	$421	$166	$421	$166

Supplemental cash flow information:
Cash paid for interest	$121	$76	$391	$442
Income taxes paid	10	10	28	25
Distributed earnings from equity investments	2	5	24	24
Cash paid for contingent consideration included in operating activities	4	—	23	—
Supplemental non-cash transactions:
Non-cash rollover and refinancing of Term loans	—	—	—	3,275
Non-cash interest expense	6	7	19	19
NYX non-cash consideration transferred	—	—	—	93

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO
SGC TO CONSOLIDATED ADJUSTED EBITDA
AND SUPPLEMENTAL BUSINESS SEGMENT DATA
(Unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reconciliation of Net Income (Loss) Attributable to SGC to Consolidated Adjusted EBITDA
Net income (loss) attributable to SGC	$14	$(352)	$(87)	$(559)
Net income attributable to noncontrolling interest	4	—	6	—
Net income (loss)	18	(352)	(81)	(559)
Restructuring and other(1)	11	339	24	424
Depreciation, amortization and impairments	162	166	497	527
Other expense, net	9	2	7	9
Interest expense	146	147	447	448
Income tax (benefit) expense	(3)	—	8	6
Stock-based compensation	9	10	33	34
Loss on debt financing transactions	—	—	60	93
(Gain) loss on remeasurement of debt	(19)	4	(21)	(29)
EBITDA from equity investments(2)	15	14	50	49
Earnings from equity investments	(4)	(4)	(17)	(16)
Consolidated Adjusted EBITDA	$344	$326	$1,007	$986

Supplemental Business Segment Data
Business segments Adjusted EBITDA
Gaming(3)	$226	$233	$656	$686
Lottery	99	92	306	286
SciPlay(3)	32	24	90	70
Digital	17	12	42	42
Total business segments Adjusted EBITDA	374	361	1,094	1,084
Corporate and other(4)	(30)	(35)	(87)	(98)
Consolidated Adjusted EBITDA	$344	$326	$1,007	$986

Reconciliation to Consolidated Adjusted EBITDA margin
Consolidated Adjusted EBITDA	$344	$326	$1,007	$986
Revenue	855	821	2,537	2,478
Consolidated Adjusted EBITDA margin	40%	40%	40%	40%

(1) Refer to Consolidated AEBITDA definition for a description of items included in restructuring and other.

(2) The Company received $3 million and $43 million in cash distributions and return of capital payments from its equity investees for the three and nine months ended September 30, 2019, respectively, and $7 million and $49 million in cash distributions and return of capital payments from its equity investees for the three and nine months ended September 30, 2018, respectively.

(3) As a result of the IP License Agreement effective as of May 7, 2019, our Gaming business segment AEBITDA no longer benefits from related royalties and/or fees for use of intellectual property, while our SciPlay business segment AEBITDA increased proportionately. While there were no IP charges for the three months ended September 30, 2019, the nine months ended September 30, 2019 included $10 million of IP charges. The three and nine months ended September 30, 2018 included IP charges of $7 million and $19 million, respectively.

(4) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENTS KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data)
	Three Months Ended
	September 30,	September 30,	June 30,
	2019	2018	2019
Gaming Business Segment Supplemental Financial Data:
Revenue by line of business:
Gaming operations	$149	$159	$150
Gaming machine sales	168	167	148
Gaming systems	77	70	67
Table products	60	52	62
Total revenue	$454	$448	$427

Gaming Operations Revenue:
U.S. and Canada:
Installed base at period end	31,509	33,530	32,056
Average daily revenue per unit	$38.85	$39.44	$38.98

International:
Installed base at period end	33,663	33,567	34,112
Average daily revenue per unit	$9.73	$10.50	$11.24	(5)

Gaming Machine Sales Revenue:
U.S. and Canada new unit shipments	5,530	5,038	4,671
International new unit shipments	2,731	2,625	2,730
New unit shipments	8,261	7,663	7,401
Average sales price per new unit	$17,500	$18,199	$17,436

Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	4,152	4,266	3,443
Casino opening and expansion units	1,378	772	1,228
Total unit shipments	5,530	5,038	4,671

International unit shipments:
Replacement units	2,631	2,414	2,674
Casino opening and expansion units	100	211	56
Total unit shipments	2,731	2,625	2,730

Lottery Business Segment Supplemental Financial Data:
Instant products revenue by geography:
United States	$104	$99	$102
International	46	43	48
Instant products revenue	$150	$142	$150

Lottery systems revenue by financial statement line item:
Services revenue	$50	$50	$54
Product sales revenue	20	15	27
Total Lottery systems revenue	$70	$65	$81

Digital Business Segment Supplemental Financial Data:
Revenue by Lines of Business:
Sports and platform	$29	$21	$26
Gaming and other	36	40	43
Total revenue	$65	$61	$69

Wagers processed through OGS (in billions)	$9.0	$8.6	$9.3

SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Mobile	$97	$83	$98
Web and other	19	22	20
Total revenue	$116	$105	$118

Mobile penetration(1)	84%	79%	83%
Average MAU(2)	7.8	8.4	8.1
Average DAU(3)	2.7	2.7	2.7
ARPDAU(4)	$0.47	$0.43	$0.48

(1) Mobile penetration is defined as the percentage of SciPlay revenue generated from mobile platforms.

(2) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays two different games or from two different devices may, in certain circumstances, be counted twice. However, we use third-party data to limit the occurrence of double counting.

(3) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays two different games or from two different devices may, in certain circumstances, be counted twice. However, we use third-party data to limit the occurrence of double counting.

(4) ARPDAU = Average revenue per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.

(5) Includes the impact of game content licensing revenue recognized during the three months ended June 30, 2019. The average daily revenue per unit for the three months ended June 30, 2019 would have been $10.31 if such items were recognized over the license term.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
(Unaudited, in millions, except for ratio)
CALCULATION OF NET DEBT LEVERAGE RATIO

	Twelve Months Ended		Twelve Months Ended
	September 30, 2019		September 30, 2018
Net income (loss) attributable to SGC	$120		$(602)
Net income attributable to noncontrolling interest	6		—
Net income (loss)	126		(602)
Restructuring and other	(147)		452
Depreciation, amortization and impairments	660		697
Other (income) expense, net	(9)		13
Interest expense	596		599
Income tax expense	15		1
Stock-based compensation	43		41
Loss on debt financing transactions	60		93
Gain on remeasurement of debt	(35)		(29)
EBITDA from equity investments(1)	68		69
Earnings from equity investments	(26)		(23)
Consolidated Adjusted EBITDA	$1,351		$1,311
Principal face value of debt outstanding(2)	$8,960		$8,951
Less: Cash and cash equivalents	363		113
Net debt	$8,597		$8,838
Net debt leverage ratio	6.4		6.7

(1) The Company received $57 million and $73 million in cash distributions and return of capital payments from its equity investees for the twelve months ended September 30, 2019, and 2018, respectively.

(2) Principal face value of outstanding 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes. Euro to USD exchange rates at issuance and as of September 30, 2019 were 1.24 and 1.10, respectively, resulting in a $85 million adjustment increasing the 2019 principal face value of debt outstanding presented above. Euro to USD exchange rate as of September 30, 2018 was 1.18, resulting in a $36 million adjustment increasing the 2018 principal face value of debt outstanding presented above. Additionally, the 2019 principal face value excludes $11 million in finance lease obligations and proceeds received from transactions completed in 2018, which are presented as debt. The 2018 principal face value includes incremental debt associated with the NYX acquisition.

	CALCULATION OF FREE CASH FLOW
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net cash provided by operating activities(1)	$141	$223	$403	$356
Less: Capital expenditures	(75)	(93)	(207)	(293)
Add: Distributions of capital from equity investments	—	1	18	24
Less: Additions to equity method investments (2)	—	(1)	(1)	(76)
Less: Payments on license obligations	(13)	(8)	(26)	(22)
Free cash flow	$53	$122	$187	$(11)

(1) The three months ended September 30, 2019 and 2018 include a $15 million and $63 million favorable change, respectively, in accrued interest due to refinancing transactions. The three and nine months ended September 30, 2019, include approximately $3 million and $24 million, respectively, of payments related to contingent acquisition considerations. The nine months ended September 30, 2018 cash flows includes $263 million related to the acquisition of NYX and $39 million in costs related to the refinancing transactions reflected in investing and financing activities, respectively.

(2) The nine months ended September 30, 2018 include $74 million (€60 million) in LNS contributions representing our second pro-rata concession funding payment.

RECONCILIATION OF EARNINGS FROM EQUITY INVESTMENTS TO EBITDA FROM EQUITY INVESTMENTS
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
EBITDA from equity investments:
Earnings from equity investments	$4	$4	$17	$16
Add: Income tax expense	2	1	7	4
Add: Depreciation and amortization	9	9	25	28
Add: Interest income, net and other	—	—	1	1
EBITDA from equity investments	$15	$14	$50	$49

Forward-Looking Statements

In this press release, Scientific Games makes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as "may," "will," "estimate," "intend," "plan," "continue," "believe," "expect," "anticipate," "target," "should," "could," "potential," "opportunity," "goal," or similar terminology. These statements are based upon management's current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; U.S. and international economic and industry conditions; slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines; ownership changes and consolidation in the gaming industry; opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering; inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts; inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of interactive gaming; laws and government regulations, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling; the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions; significant opposition in some jurisdictions to interactive social gaming, including social casinos and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casinos specifically, and how this could result in a prohibition on interactive social gaming or social casinos altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations; legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, especially internet wagering, social gaming and sports wagering; reliance on technological blocking systems; expectations of shift to regulated online gaming or sports wagering; expectations of growth in total consumer spending on social casino gaming; SciPlay's dependence on certain key providers; inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts; protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others; security and integrity of our products and systems; reliance on or failures in information technology and other systems; security breaches and cyber-attacks, challenges or disruptions relating to the implementation of a new global enterprise resource planning system; failure to maintain adequate internal control over financial reporting; natural events that disrupt our operations or those of our customers, suppliers or regulators; inability to benefit from, and risks associated with, strategic equity investments and relationships; risks related to the initial public offering of a minority interest in our Social gaming business via the SciPlay initial public offering, including the possibility that the anticipated benefits of the initial public offering are not realized; incurrence of restructuring costs; implementation of complex new accounting standards; changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets; changes in demand for our products; fluctuations in our results due to seasonality and other factors; dependence on suppliers and manufacturers; risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability, including the potential impact to our business resulting from the considerable uncertainty around the U.K.'s withdrawal from the European Union ("EU") and the possibility of the British parliament's failure to approve the U.K.'s withdrawal from the EU, resulting in a "hard Brexit" or "no deal Brexit"; possibility that the renewal of LNS' concession to operate the Italian instant games lottery is not finalized (including as the result of a pending third-party protest against the renewal of the concession, or any appeal from existing court rulings relating to such third-party protest); the impact of the new U.K. legislation approving the reduction of fixed-odds betting terminals maximum stakes limit; changes in tax laws or tax rulings, or the examination of our tax positions; difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business; dependence on key employees; litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships; level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs; inability to reduce or refinance our indebtedness; restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness; influence of certain stockholders, including decisions that may conflict with the interests of other stockholders; and stock price volatility.

Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company's current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K filed with the SEC on February 28, 2019 (including under the headings "Forward Looking Statements" and "Risk Factors"). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Due to rounding, certain numbers presented herein may not precisely agree or add up on a cumulative basis to the totals previously reported.

Non-GAAP Financial Measures

The Company's management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA, Consolidated AEBITDA margin, free cash flow, EBITDA from equity investments, net debt and net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.

Specifically, the Company's management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the consolidated Company's business operations; (ii) facilitate management's internal and external comparisons of the Company's consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.

In addition, the Company's management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate management's external comparisons of the Company's consolidated results to the historical operating performance of other companies that may have different capital structures and debt levels.

The Company's management uses EBITDA from equity investments to monitor and evaluate the performance of the Company's equity investments. The Company's management uses net debt and net debt leverage ratio in monitoring and evaluating the Company's overall liquidity, financial flexibility and leverage.

The Company's management believes that each of these non-GAAP financial measures are useful as they provide management and investors with information regarding the Company's financial condition and operating performance that is an integral part of management's reporting and planning processes. In particular, the Company's management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that management believes is less indicative of the Company's ongoing underlying operating performance and are better evaluated separately. Management believes Consolidated AEBITDA margin is useful for analysts and investors as this measure allows an evaluation of the performance of our ongoing business operations and provides insight into the cash operating income margins generated from our business, from which capital investments are made and debt is serviced. Moreover, management believes EBITDA from equity investments is useful to investors because the Company's Lottery business is conducted through a number of equity investments, and this measure eliminates financial items from the equity investees' earnings that management believes has less bearing on the equity investees' performance. Management believes that free cash flow provides useful information regarding the Company's liquidity and its ability to service debt and fund investments. Management also believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment and necessary license payments to support the Company's ongoing business operations and taking into account cash flows relating to the Company's equity investments. Management believes that net debt and net debt leverage ratio are useful for investors in evaluating the Company's overall liquidity.

Consolidated AEBITDA

Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as supplemental disclosure and is reconciled to net income (loss) as the most directly comparable GAAP measure, as set forth in the schedule titled "Reconciliation of Net Income (Loss) Attributable to SGC to Consolidated Adjusted EBITDA," Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.

Consolidated AEBITDA is reconciled to consolidated net income (loss) and includes net income (loss) attributable to SGC with the following adjustments: (1) net income attributable to noncontrolling interest, (2) restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management changes; (iii) restructuring and integration; (iv) M&A and other, which includes: (a) M&A transaction costs, (b) purchase accounting, (c) unusual items (including certain litigation), and (d) other non-cash items; and (v) cost savings initiatives; (3) depreciation and amortization expense and impairment charges (including goodwill impairment charges); (4) change in fair value of investments and remeasurement of debt; (5) interest expense; (6) income taxes (benefit) expense; (7) stock-based compensation; and (8) loss (gain) on debt financing transactions. In addition to the preceding adjustments, we exclude earnings from equity method investments and add (without duplication) our pro rata share of EBITDA of our equity investments, which represents our share of earnings (whether or not distributed to us) before income tax expense, depreciation and amortization expense, and interest (income) expense, net of our joint ventures and minority investees. AEBITDA is presented exclusively as our segment measure of profit or loss.

Consolidated AEBITDA Margin

Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) for the three and nine-month periods ended September 30, 2019 and 2018, each calculated as a percentage of revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as supplemental disclosures for illustrative purposes only and is reconciled to net income (loss) attributable to SGC, the most directly comparable GAAP measure, in a schedule above.

Free Cash Flow

Free cash flow, as used herein, represents net cash (used in) provided by operating activities less total capital expenditures (which includes lottery, gaming and digital systems expenditures and other intangible assets and software expenditures), less payments on license obligations, less additions to equity method investments plus distributions of capital from equity investments. Free cash flow is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities in a schedule above.

EBITDA from Equity Investments

EBITDA from equity investments, as used herein, represents our share of earnings (whether or not distributed to us) plus income tax expense, depreciation and amortization expense (inclusive of amortization of payments made to customers for LNS), interest (income) expense, net, and other non-cash and unusual items from our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to earnings from equity investments, the most directly comparable GAAP measure, in a schedule above.

Net Debt and Net Debt Leverage Ratio

Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities, Senior Notes and Subordinated Notes, all described in Note 11 of the Company's Report on Form 10-Q for the third quarter of 2019, but it does not include long term obligations under financing leases or $10 million in proceeds received from transactions completed in 2018 which are presented as debt. In addition, principal face value of debt outstanding with respect to the 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes as those amounts remain payable at the original issuance amounts in Euro. Net debt leverage ratio, as used herein, represents net debt divided by Consolidated AEBITDA (as defined above) for the trailing twelve-month period.